EXHIBIT 10.30
Exact Sciences Corporation
Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy of Exact Sciences Corporation, a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Company or its subsidiaries.

In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as non-employee directors as set forth below:

A.    Initial Equity Compensation

Upon his or her initial election to the board, each new non-employee director shall be granted restricted stock or deferred stock units having a value equal to $375,000. A director shall elect whether such award is restricted stock or deferred stock units by delivering written or electronic notice of such election to the Chief Financial Officer before the director begins to serve on the board (or within 30 days after if it is not possible for the director to make his or her election prior to beginning service); provided, however, that if the Chief Financial Officer receives no such election during such period, such grant shall be made in restricted stock. Such restricted stock or deferred stock units shall vest annually over three years (1/3 on the first anniversary of the grant, 1/3 on the second anniversary of the grant and 1/3 on the third anniversary of the grant). If a director ceases to serve as a director before such restricted shares or deferred stock units are fully vested due to death, Disability or if there is a Change in Control prior to such vesting, then such restricted stock or deferred stock units shall become fully vested as of the date of such death, Disability or Change in Control, as applicable. If the director ceases to serve on the Board for any reason other than death or Disability, any restricted stock or deferred stock units granted under this Paragraph A that are not then vested shall be forfeited as of the date of such cessation of services.

B.    Annual Compensation

1.    Annual Cash Compensation

a.    On the date of each annual meeting of the Company’s stockholders, each non-employee director who is continuing as a non-employee director following such annual meeting shall be paid an annual cash compensation amount as follows:

Board Member Cash Compensation

Annual retainer for each director (“Annual Board Retainer”):	$70,000
Board chair (if independent chair) additional compensation:	$40,000
Lead independent director (if no independent chair) add. compensation:	$40,000

Committee Member Cash Compensation

Committee chair cash compensation

–Audit and Finance	$25,000
–Human Capital	$20,000
–Corporate Governance and Nominating	$15,000
–Innovation, Technology & Pipeline	$20,000

Committee member (other than committee chair) cash compensation

–Audit and Finance	$12,500
–Human Capital	$10,000
–Corporate Governance and Nominating	$7,500
–Innovation, Technology & Pipeline	$10,000

b.    In lieu of cash, a director may elect to receive restricted stock having an equivalent dollar value. To be effective, notice of such election must be delivered to the Company’s Chief Financial Officer in writing or electronically prior to the annual meeting at which such election shall first take effect, and such election shall be irrevocable and remain in effect until the later of (i) immediately prior to the second annual meeting following the date of delivery of such notice, or (ii) written or electronic notice from the director to the Chief Financial Officer terminating such election. No restricted stock received pursuant to this Paragraph B.1.b shall vest in a calendar year other than the calendar year in which the corresponding cash amount would have otherwise been paid.

2.    Annual Equity Compensation
a.    On the date of each annual meeting of the Company’s stockholders, each non-employee director who is continuing as a non-employee director following the date of such annual meeting shall be granted restricted stock or deferred stock units having a value of $300,000. A director shall elect whether such award is restricted stock or deferred stock units by delivering written or electronic notice of such election to the Chief Financial Officer prior to January 1 of the calendar year in which such award will be made (or within 30 days of the director’s commencement of service as a non-employee director if it is not possible for the director to make his or her election prior to January 1 of the calendar year in which such award will be made); provided, however, that if the Chief Financial Officer receives no such election during such period, such grant shall be made in restricted stock.
b.    On the date of each annual meeting of the Company’s stockholders, the board chair (if independent), provided such individual will continue as board chair following the date of the annual meeting, shall be granted an additional annual award having a value equal to $15,000. The chair may elect to receive such award in either restricted stock or deferred stock units by delivering written or electronic notice of such election to the Chief Financial Officer prior to January 1 of the calendar year in which such award will be made (or within 30 days of the director’s commencement of service as a non-employee director if it is not possible for the chair to make his or her election prior to January 1 of the calendar year in which such award will be made); provided, however, that if the Chief Financial Officer receives no such election during such period, such grant shall be made in restricted stock.

c.    Grants of annual equity compensation described in Section 2 or, if applicable, Section 3 of this Policy shall not become vested until the first anniversary of the grant date (or, if earlier, the date of the next annual meeting of the Company’s stockholders (the “Annual Award Vesting Date”)). If a director ceases to serve as a director before the Annual Award Vesting Date due to the director’s death or Disability, or if there is a Change in

Control prior to the Annual Award Vesting Date, then the restricted stock or deferred stock units shall become fully vested as of the date of such death, Disability or Change in Control, as applicable. If a director ceases to serve as a director at any time for any reason other than death or Disability before the earlier of the Annual Award Vesting Date or a Change in Control, then the annual equity grant shall become vested pro rata (based on the number of days between the grant date and the date of cessation of services divided by (x) 365 days for awards made at an annual stockholders meeting or (y) the number of days from the date of commencement of services until the next annual stockholders meeting for an award made pursuant to Section 3 of this Policy), and to the extent the restricted stock or deferred stock units are not thereby vested they shall be forfeited as of the date of such cessation of services. These vesting rules will apply whether an award is payable in shares or deferred stock units.

3.    Partial Year Compensation

If a director is elected or appointed to the board other than on the date of an annual meeting of stockholders, such director’s annual cash and equity compensation for the period between the date of such election or appointment and the date of the next following annual meeting of the Company’s stockholders shall be granted in accordance with subsection B of this Policy on the date of such meeting but adjusted pro rata to reflect the date of such director’s election or appointment and the date of such meeting and, provided, further, that the number of restricted stock or deferred stock units to be issued pursuant to this paragraph shall be fully-vested on grant.

4.    Cash Compensation for Certain Innovation, Technology & Pipeline Committee Meetings

Members of the Innovation, Technology & Pipeline Committee shall receive a cash payment, in addition to that described in Section B.1.a above, of $5,000 per full-day, on-site, special working meeting. It is contemplated that the Innovation, Technology & Pipeline Committee will have up to one such meeting a year and that such meetings would take place at one the Company’s offices or at some other location as determined by the Committee. In lieu of cash for any such meeting, a member of the Innovation, Technology & Pipeline Committee may elect to receive restricted stock having an equivalent dollar value, granted on the date of such meeting. To be effective, notice of such election must be delivered to the Company’s Chief Financial Officer in writing or electronically prior to the date of such meeting. No restricted stock received pursuant to this Paragraph 4 shall vest in a calendar year other than the calendar year in which the corresponding cash amount would have otherwise been paid.

C.    Additional Terms

1.    All equity and equity-based awards under this Policy (including stock options, restricted stock and deferred stock units) shall be made under and pursuant to the Company’s 2019 Omnibus Long-Term Incentive Plan, as may be amended, modified or replaced (the “Plan”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them (or terms of similar import) in the Plan.

2.    For purposes of this Policy, the aggregate number of shares or units, respectively, that shall be covered by a grant of restricted stock or deferred stock units, respectively, is the quotient of (A) the applicable dollar value set forth in this Policy divided by (B) the average closing stock price of the Company’s common stock for the 10 trading days prior to the date of grant (or, with respect to grants made pursuant to Section B.3, the date of the relevant director’s appointment to the board), rounded down to the nearest whole share or unit, as applicable.

3.    For purposes of this Policy, “Disability” has the meaning set forth in Treasury Regulation Section 1.409A-1(e)(1).

4.    Deferred stock units are bookkeeping entries representing the equivalent of shares of the Company’s common stock. Deferred stock units are paid in shares of the Company’s common stock on the effective date of the director’s termination of service or removal from the board.

5.    All vesting under the equity grants described in this Policy immediately ceases upon cessation of service as a director for any reason.

6.    A director may not sell, transfer or otherwise dispose of any shares of restricted stock awarded under this Policy until they become vested; however, the director shall have the right to receive dividends with respect to such shares and to vote such shares prior to vesting. A director may not sell, transfer or otherwise dispose of any deferred stock units.

7.    The compensation described in this Policy is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the board.

8.    The board may at any time amend, alter, suspend or terminate this Policy. No amendment, alteration, suspension or termination of this Policy shall impair the rights of a non-employee director, unless mutually agreed otherwise between such non-employee director and the board, which agreement must be in writing and signed by such non-employee director and the Company.

9.    Compensation under this Policy is intended to be either exempt from the application of or meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be construed and interpreted in accordance with such intent. To the extent that compensation under this Policy is subject to Section 409A, such compensation must be paid, settled or deferred, as applicable, in a manner that shall meet the requirements of Section 409A, such that such compensation shall not be subject to the additional tax or interest applicable under Section 409A.

Approved January 29, 2025

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